EXHIBIT 99.3

DREAMWORKS ANIMATION SKG, INC.

SPECIAL DEFERRAL ELECTION PLAN

PLAN AMENDMENT

The DreamWorks Animation SKG, Inc. Special Deferral Election Plan (the “Plan”), effective as of July 1, 2007, is hereby amended as follows, effective as of the July 1, 2007 effective date of the Plan:

1. There is hereby added to Section 1.05(a) the following new provisions:

For the 2007 Plan Year, a Participant may defer the following amounts:

(i) up to eighty-five percent (85%) of base salary earned for service rendered from and after July 1, 2007 (or any later date in the 2007 Plan Year following the filing of his or her salary deferral election for that Plan Year),

(ii) that portion of any bonus earned under the annual incentive bonus plan for the 2007 Plan Year determined by multiplying the dollar amount of such bonus by a fraction, the numerator of which is the number of days remaining in the 2007 calendar year following the close of the calendar month in which the Participant’s deferral election for such bonus is filed and the denominator of which is 365, and

(iii) that portion of any special bonus or other incentive compensation earned in whole or part for the 2007 Plan Year determined by multiplying the total dollar amount of each such bonus by a fraction the numerator of which is the number of days remaining in the applicable performance period following the close of the calendar month in which the Participant’s deferral election for such bonus or compensation is filed and the denominator of which is the total number of days in that performance period.

2. Section 1.06(b) of the Adoption Agreement in effect for the Plan is hereby amended in its entirety to read as follows and shall supersede any provision to the contrary in the Adoption Agreement or the Plan:

(1) The applicable distribution event for each Class Year Account maintained under the Plan shall be any of the following:

(A) Termination of employment with the Employer; provided, however, that in no event shall a distribution triggered by such termination of employment begin earlier than the first day of the seventh calendar month following the Participant’s separation from service (as determined in accordance with the Treasury Regulations under Section 409A of the Internal Revenue Code), if the Participant is a Key Employee at the time,

(B) The date elected by the Participant, provided, however, that such date must be at least one year after the date the deferred amount subject to such election would have been paid to Participant in cash in the absence of the deferral election,

(C) the earlier of termination of employment or an elected date,

(D) the earlier of termination of employment or a Change in Control,

(E) the earlier of an elected date or a Change in Control, or

(F) the earliest of termination of employment, an elected date or a Change in Control;

provided, however, that if the distribution event for one or more Class Year Accounts of a Participant is a Change in Control, then such Account(s) shall only be paid in the form of a lump sum distribution.

(2) Distribution of each Class Year Account of a Participant will begin on the fifteenth day of the month immediately following the applicable distribution event for that Account.

3. Section 8.02 of the Plan is hereby amended in its entirety to read as follows:

8.02. Events Requiring Distribution of Benefits to Participants and Beneficiaries. The Participant will receive a distribution of each Class Year Account maintained for him or her under the Plan following the occurrence of the distribution event in effect for that Account under Section 1.06(b)(1). Such distribution shall commence on the date specified for that distribution in accordance with Section 1.06(b)(2), subject to the delay applicable to Key Employees described in Section 1.06(b)(1)(A). Subject to the provisions of Section 7.08, the distribution shall be made to the Participant in the form determined in accordance with Section 8.01. However, should the Participant die before the entire aggregate balance of his or her Class Year Accounts under the Plan is distributed, then the unpaid aggregate balance of those Accounts shall be paid in a lump sum to his or her designated beneficiary(ies) under the Plan, whether the Participant’s death occurs before or after distribution of one or more of those Accounts commences. Such payment shall be made as soon as administratively practical following the Participant’s death, but in no event later than the later of (i) the end of the calendar year in which the Participant’s death occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date of the Participant’s death. The Participant may designate one or more such beneficiaries, or may revoke his or her existing beneficiary designation and make a new designation, by filing a properly completed Beneficiary Designation with the Plan Administrator or its designate. Should the Participant die without a valid beneficiary designation in effect or after the death of his or her designated beneficiary(ies), then any amounts due him or her under the Plan shall be paid to the personal representative of his or her estate.

4. Except as modified by this Plan Amendment, all the terms and provisions of the Plan, including (without limitation) the Adoption Agreement, shall continue in full force and effect.

IN WITNESS WHEREOF, DREAMWORKS ANIMATION SKG, INC. has caused this Plan Amendment to be executed on its behalf by its duly-authorized officer on this 11th day of June, 2007.

DREAMWORKS ANIMATION SKG, INC.

BY:	/s/ Katherine Kendrick

TITLE:	General Counsel